Exhibit 99.1

FOR IMMEDIATE PRESS RELEASE

FOR:	PMC Capital, Inc.	CONTACT:	Investor Relations
	18111 Preston Road, Suite 600		(972) 349-3256
Dallas, TX 75252

PMC Capital, Inc. Announces Third Quarter Results

PMC Capital, Inc.
AMEX (Symbol PMC)

Dallas, TX	November 10, 2003

PMC Capital, Inc. (AMEX: PMC) announced third quarter and year-to-date results today. For the three months ended September 30, 2003, net increase in net assets resulting from operations (“net income”) was $694,000, or $0.05 per share, compared to $549,000, or $0.04 per share, for the three months ended September 30, 2002. For the nine months ended September 30, 2003, net income was $2,440,000, or $0.19 per share, compared to $4,693,000, or $0.38 per share. The reduction in net income during the nine months ended September 30, 2003 was a result of (i) a reduction in gain on sale of assets of $1,463,000, since a structured loan sale transaction was completed during April 2002 while there was no structured loan sale transaction completed during the nine months ended September 30, 2003 and (ii) merger costs of $755,000 during the nine months ended September 30, 2003 which are required to be expensed as incurred.

On October 7, 2003, we completed our fourth joint securitization with PMC Commercial Trust (“PMC Commercial”). PMC Capital, Inc. (“PMC Capital”) and PMC Commercial contributed loans receivable of $57.8 million and $45.4 million, respectively, to a special purpose entity (the “2003 Joint Venture”). The 2003 Joint Venture issued, through a private placement, approximately $92.9 million of its 2003 Loan-Backed Floating Rate Notes (the “2003 L.P. Notes”) of which approximately $52.0 million was allocated to us based on our ownership percentage in the 2003 Joint Venture. The 2003 L.P. Notes, issued at par, which have a stated maturity in 2023 and bear interest, reset on a quarterly basis, at the 90-day LIBOR plus 1.25%, are collateralized by the loans receivable transferred by us and PMC Commercial to the 2003 Joint Venture. The 2003 L.P. Notes were rated “Aaa” by Moody’s Investors Service, Inc. At inception of the 2003 Joint Venture, we owned a 56% limited partnership interest in the 2003 Joint Venture based on our share of the capital.

The following tables contain comparative selected financial data as of September 30, 2003 and December 31, 2002 and for the nine and three-month periods ended September 30, 2003 and 2002:

FINANCIAL POSITION INFORMATION

	September 30,	December 31,	Increase/
	2003	2002	(Decrease) %

	(In millions, except per share data)
Loans receivable	$100.3	$87.2	15.0%
Retained interests in transferred assets	$36.2	$40.0	(9.5)%
Total investments at value	$141.1	$136.2	3.6%
Total assets	$146.0	$140.3	4.1%
Notes and debentures payable	$53.5	$54.3	(1.5)%
Revolving credit facility	$9.3	$—	—%
Total shareholders’ equity	$70.0	$72.0	(2.8)%
Shares outstanding	11.9	11.9	—%
Net asset value per common share	$5.91	$6.07	(2.6)%

PMC CAPITAL, INC.	Page 2	Third Quarter Results	November 10, 2003

OPERATING INFORMATION

	Nine Months		Three Months
	Ended September 30,		Ended September 30,

	2003	2002	2003	2002

	(In thousands, except per share data)
Investment Income:
Interest income	$4,905	$5,790	$1,663	$1,533
Income from retained interests in transferred assets	3,611	3,799	1,344	1,281
Advisory fee income	1,349	1,435	421	480
Premium income	477	317	133	46
Equity in income of unconsolidated subsidiaries, net	205	287	38	92
Other income, net	729	829	221	272

Total investment income	11,276	12,457	3,820	3,704

Expenses:
Interest	2,350	3,633	787	1,212
Salaries and related benefits	3,073	3,086	956	1,047
Merger related costs	755	—	236	—
General and administrative	607	678	179	196
Loss from operations of assets acquired in liquidation	151	277	—	170
Rent	228	249	76	81
Professional fees	315	253	134	57

Total expenses	7,479	8,176	2,368	2,763

Net investment income	3,797	4,281	1,452	941

Realized and unrealized gain (loss) on investments:
Realized losses	(793)	(1,588)	(211)	(1,123)
Sale of assets	—	1,463	—	—
Change in unrealized appreciation (depreciation) on investments	(564)	537	(547)	731

Total realized and unrealized gain (loss) on investments	(1,357)	412	(758)	(392)

Net increase in net assets resulting from operations	$2,440	$4,693	$694	$549

Basic and diluted earnings per common share	$0.19	$0.38	$0.05	$0.04

PMC CAPITAL, INC.	Page 3	Third Quarter Results	November 10, 2003

CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE ARE “FORWARD-LOOKING STATEMENTS.” THESE FORWARD-LOOKING STATEMENTS CAN GENERALLY BE IDENTIFIED AS SUCH BECAUSE THE CONTEXT OF THE STATEMENT WILL INCLUDE WORDS SUCH AS THE COMPANY “EXPECTS,” “ANTICIPATES” OR WORDS OF SIMILAR IMPORT. SIMILARLY, STATEMENTS THAT DESCRIBE THE COMPANY’S FUTURE PLANS, OBJECTIVES OR GOALS ARE ALSO FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, INCLUDING THE FINANCIAL PERFORMANCE OF THE COMPANY, REAL ESTATE CONDITIONS AND MARKET VALUATIONS OF ITS STOCK, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED. ALTHOUGH THE COMPANY BELIEVES THE EXPECTATIONS REFLECTED IN ANY FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, THE COMPANY CAN GIVE NO ASSURANCE THAT ITS EXPECTATIONS WILL BE ATTAINED. SHAREHOLDERS, POTENTIAL INVESTORS AND OTHER READERS ARE URGED TO CONSIDER THESE FACTORS CAREFULLY IN EVALUATING THE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS MADE HEREIN ARE ONLY MADE AS OF THE DATE OF THIS PRESS RELEASE AND THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE SUCH FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.